Free Writing Prospectus Relating to the Preliminary Prospectus Supplement dated June 4, 2020 To the Prospectus dated May 20, 2020	Filed pursuant to Rule 433 Registration Statement No. 333-238511

Reinsurance Group of America, Incorporated

$600,000,000 3.150% Senior Notes due 2030

Final Term Sheet

Dated June 4, 2020

Issuer	Reinsurance Group of America, Incorporated

Security	SEC Registered 3.150% Senior Notes due 2030

Principal Amount	$600,000,000

Trade Date	June 4, 2020

Settlement Date (T+3)*	June 9, 2020

Maturity Date	June 15, 2030

Coupon	3.150%

Public Offering Price	99.472% of the principal amount

Underwriting Discount	0.65%

Net Proceeds to Issuer (before expenses)	$592,932,000

Yield to Maturity	3.212%

Benchmark Treasury	0.625% due May 15, 2030

Benchmark Treasury Price / Yield	98-07 / 0.812%

Spread to Benchmark Treasury:	+240 basis points

Interest Payment Dates	June 15 and December 15, commencing December 15, 2020

Optional Redemption Provisions

Make-whole call	At any time prior to March 15, 2030 (3 months prior to maturity) at a discount rate of Treasury plus 40 basis points

Par call	On or after March 15, 2030 (3 months prior to maturity)

Authorized Denominations	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN	759351AP4 / US759351AP49

Ratings (Moody’s / S&P)**	Baa1 (negative) / A (stable)

Joint Book Running Managers	Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. HSBC Securities (USA) Inc. Wells Fargo Securities, LLC

Co-Managers	Credit Agricole Securities (USA) Inc. MUFG Securities Americas Inc.

(*)

It is expected that delivery of the notes will be made against payment therefor on or about June 9, 2020, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the date of delivery of the notes in this offering will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to two business days before the date of delivery of the notes in this offering should consult their own advisors.

(**)

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The Issuer has filed a registration statement (including a prospectus, which consists of a preliminary prospectus supplement dated June 4, 2020 and an accompanying prospectus dated May 20, 2020) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: Barclays Capital Inc. at (888) 603-5847, BofA Securities, Inc. at (800) 294-1322, J.P. Morgan Securities LLC collect at (212) 834-4533 or U.S. Bancorp Investments, Inc. at (877) 558-2607.

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